Exhibit 4.7

THIRD AMENDED AND RESTATED
MANAGEMENT SERVICES AGREEMENT

AMONG

MACQUARIE INFRASTRUCTURE CORPORATION,
MACQUARIE INFRASTRUCTURE HOLDINGS INC.,

AND

MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

Dated as of [________], 2015

i

ii

THIRD AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of [______], 2015, among Macquarie Infrastructure Corporation (as successor-in-interest to Macquarie Infrastructure Company LLC), a Delaware corporation (the “Company”), Macquarie Infrastructure Holdings Inc., a Delaware corporation (a “Managed Subsidiary” and, together with any directly owned Subsidiary of the Company as from time to time may exist and that has executed a counterpart of this Agreement in accordance with Section 2.3 herein, collectively, the “Managed Subsidiaries”), and Macquarie Infrastructure Management (USA) Inc., a Delaware corporation (the “Manager”). Individually, each party hereto shall be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Company, the Managed Subsidiary and the Manager are parties to that certain Second Amended and Restated Management Services Agreement, dated as of September 30, 2013 (the “Previous Agreement”);

WHEREAS, the Company converted from a Delaware limited liability company (the “Predecessor Company”) to a Delaware corporation, effective as of [_____], 2015 (the “Conversion”) in accordance with the provisions of that certain Plan of Conversion, dated as of [______], 2015 (the “Plan of Conversion”); and

WHEREAS, in connection with the Conversion, the Company, the Managed Subsidiaries and the Manager wish to amend and restate the Previous Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

Article I

DEFINITIONS

“Additional Shares” means the aggregate number of shares of Company Common Stock issued in an Additional Offering (including any shares of Company Common Stock issued pursuant to the exercise of an over-allotment option).

“Additional Offering” means for any Fiscal Quarter in which a Performance Fee is being calculated any offering of shares of Company Common Stock in which the total number of shares of Company Common Stock issued in such offering equals or exceeds 15% of the total number of shares of Company Common Stock issued and outstanding immediately prior to such offering; provided that “Additional Offering” shall not include:

(i)          any issuance of shares of Company Common Stock to the Manager pursuant to Article VII hereof;

(ii)         the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Company Common Stock under any such plan; or

(iii)        the issuance of any shares of Company Common Stock or options or rights to purchase those shares of Company Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or any such plan or program assumed by the Company or any of its subsidiaries.

“Additional Offering Foreign Net Equity Value” means the aggregate USD amount of the total proceeds from any Additional Offering which is to be applied to increase Foreign Net Equity Value.

“Additional Offering Macquarie Infrastructure Corporation Accumulation Index” means, with respect to the relevant Additional Shares, the Additional Offering Macquarie Infrastructure Corporation Accumulation Index or any predecessor index, including the Additional Offering Macquarie Infrastructure Company LLC Accumulation Index, calculated by Morgan Stanley Capital International Inc., in accordance with the methodology used to calculate the indices used in the calculation of clause (ii) of the Benchmark Return for the relevant Fiscal Quarter; provided that, in the event that the Macquarie Infrastructure Corporation Accumulation Index is not calculated by Morgan Stanley Capital International Inc., the Manager shall cause the institution then used to calculate the Macquarie Infrastructure Corporation Accumulation Index to calculate the Additional Offering Macquarie Infrastructure Corporation Accumulation Index in accordance with the methodology used to calculate the indices used in the calculation of clause (ii) of the Benchmark Return for the relevant Fiscal Quarter.

“Additional Offering U.S. Net Equity Value” means the aggregate USD amount of the total proceeds from any Additional Offering which is to be applied to increase U.S. Net Equity Value.

“Additional Offering Weighted Average Percentage Change Of The MSCI Europe Utilities Index” means the change in percentage terms for a relevant Fiscal Quarter calculated according to the following formula:

Z2 = N2 x (Q2 - P2) / P2

where

Z2 = the Additional Offering Weighted Average Percentage Change of the MSCI Europe Utilities Index;

N2 = the percentage determined by dividing (i) the Additional Offering Foreign Net Equity Value by (ii) the sum of the Additional Offering Foreign Net Equity Value and the Additional Offering U.S. Net Equity Value;

P2 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days ending immediately prior to the first day of trading of the relevant Additional Interests; and

Q2 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days of the current Fiscal Quarter, or over such lesser number of Trading Days from and including the first day of trading with respect to the Additional Shares through and including the Fiscal Quarter End Date of such Fiscal Quarter.

“Additional Offering Weighted Average Percentage Change Of The MSCI U.S. IMI/Utilities Index” means the change in percentage terms for a relevant Fiscal Quarter calculated according to the following formula:

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Y2 = J2 x (L2 - K2) / K2

where

Y2 = the Additional Offering Weighted Average Percentage Change Of The MSCI U.S. IMI/Utilities Index;

J2 = the percentage determined by dividing (i) the Additional Offering U.S. Net Equity Value by (ii) the sum of the Additional Offering Foreign Net Equity Value and the Additional Offering U.S. Net Equity Value;

K2 = the average closing MSCI U.S. IMI/Utilities Index over the last 15 Trading Days ending immediately prior to the first day of trading of the relevant Additional Interests; and

L2 = the average closing MSCI U.S. IMI/Utilities Index over the last 15 Trading Days of the current Fiscal Quarter, or over such lesser number of Trading Days from and including the first day of trading with respect to the Additional Shares through and including the Fiscal Quarter End Date of such Fiscal Quarter.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person or (ii) any officer, director, general member, member or trustee of such Person. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general members, or Persons exercising similar authority with respect to such Person or entity.

“Agreement” or “Management Services Agreement” means this Third Amended and Restated Management Services Agreement, including all Exhibits and Schedules attached hereto, as amended and/or restated from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“AUD” means the lawful currency of the Commonwealth of Australia.

“Bankruptcy Law” means title 11, United States Code or any similar federal or state law for the relief of debtors.

“Base Fee VWAP” has the meaning set forth in Section 7.2(e)(i).

“Base Management Fee” means in respect of a calendar month:

(i)          where the Net Investment Value is less than or equal to USD500 million, 0.125% per calendar month of the Net Investment Value,

(ii)         where the Net Investment Value is greater than USD500 million but less than or equal to USD1,500 million, USD0.625 million per calendar month plus 0.10417% per calendar month of such Net Investment Value exceeding USD500 million but not exceeding USD1,500 million, or

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(iii)        where the Net Investment Value is greater than USD1,500 million, USD1.66667 million per calendar month plus 0.08333% per calendar month of such Net Investment Value exceeding USD1,500 million;

less

(x)          the USD amount of any fees paid by the Company or any of its Subsidiaries during the calendar month to any individuals seconded to the Company pursuant to Article VIII, or to any officer, director, staff member or employee of the Manager or any Manager Affiliate, as compensation for serving as a director on the Board of Directors of the Company, any Subsidiary of the Company, or any company in which the Company or its Subsidiaries have invested, excluding amounts paid as reimbursement for expenses, in each case to the extent not subsequently paid to the Company or a Subsidiary of the Company;

(y)          the amount of any management fees other than performance-based management fees payable to the Manager or a Manager Affiliate for that calendar month in relation to the management of a Macquarie Managed Investment Vehicle (calculated in USD using the applicable exchange rate on the last Business Day of such calendar month) multiplied by the Company’s percentage ownership in the Macquarie Managed Investment Vehicle on the last Business Day of the calendar month; provided that, to the extent that such management fee accrues over a period in excess of any calendar month, such management fee for any calendar month will be estimated by the Manager and will be adjusted to actual in the calendar month such fee becomes payable. For the avoidance of doubt such management fees do not include expense reimbursements or indemnities for Costs; and

(z)          all Base Management Fees previously earned in any calendar month in relation to any Future Investment if it was determined conclusively during the relevant calendar month that such Future Investment would not be made.

“Benchmark Return” means the amount expressed in USD in respect of a Fiscal Quarter in accordance with the following formula:

BR = BR1 + BR2

where

BR = the Benchmark Return for the Fiscal Quarter;

and

(i)	BR1 = X1 x (Y1 + Z1)

where

BR1 = the Benchmark Return for the Fiscal Quarter applicable to all shares of Company Common Stock, other than those included in the calculation of BR2;

X1 = has the same meaning as “A1” in the definition of Return;

Y1 = the Weighted Average Percentage Change of the MSCI U.S. IMI/Utilities Index over the Fiscal Quarter; and

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Z1 = the Weighted Average Percentage Change of the MSCI Europe Utilities Index over the Fiscal Quarter.

(ii)	BR2 = X2 x (Y2 + Z2)

where

BR2 = the Benchmark Return for the Fiscal Quarter applicable solely to the Additional Shares issued in an Additional Offering during the relevant Fiscal Quarter;

X2 = has the same meaning as “A2” in the definition of Return;

Y2 = the Additional Offering Weighted Average Percentage Change of the MSCI U.S. IMI/Utilities Index over the period from and including the first day of trading with respect to any Additional Shares issued during the Fiscal Quarter for which a Performance Fee is being calculated, through and including the Fiscal Quarter End Date of such Fiscal Quarter; and

Z2 = the Additional Offering Weighted Average Percentage Change of the MSCI Europe Utilities Index over the period from and including the first day of trading with respect to any Additional Shares issued during the Fiscal Quarter for which a Performance Fee is being calculated, through and including the Fiscal Quarter End Date of such Fiscal Quarter.

“Board” or “Board of Directors” means, with respect to the Company, any Managed Subsidiary or any Subsidiary, as the case may be, the Board of Directors of the Company, such Managed Subsidiary or Subsidiary, or any committee of the Board of Directors that has been duly authorized by the Board of Directors to make a decision on the matter in question or bind the Company, such Managed Subsidiary or such Subsidiary, as the case may be, as to the matter in question.

“Business” means the business of owning and operating businesses and making investments in the United States and elsewhere, as may be conducted or made, directly and indirectly, by the Company from time to time.

“Business Day” means a day of the year on which banks are not required or authorized to close in The City of New York.

“Bylaws” means the Bylaws of Macquarie Infrastructure Corporation, effective [______], 2015, as amended and/or restated from time to time.

“Certificate” means a certificate representing shares of Company Common Stock.

“Certificate of Incorporation” means the Certificate of Incorporation of Macquarie Infrastructure Corporation, effective [______], 2015, as amended and/or restated from time to time.

“Chairman” means the Chairman of the Board of Directors of the Company.

“Chief Executive Officer” means the Chief Executive Officer of the Company, including any interim Chief Executive Officer.

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“Chief Financial Officer” means the Chief Financial Officer of the Company, including any interim Chief Financial Officer.

“Commencement Date” has the meaning set forth in Section 2.4.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Officers” means the Chief Executive Officer and the Chief Financial Officer and any other officer of the Company hereinafter appointed by the Board of Directors of the Company.

[“Company Preferred Stock” means the preferred stock of the Company, which may be issued in one or more series in accordance with the Certificate of Incorporation.]

“Company Special Stock” means the special stock, par value $0.001 per share of the Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Contracted Assets” means businesses that derive a majority of their revenues from long-term contracts with other businesses or governments.

“Conversion” has the meaning set forth in the Preamble.

“Costs” includes costs, charges, fees, expenses, commissions, liabilities, losses, damages and Taxes and all amounts payable in respect of them or like amounts.

“Custodian” means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

“Deficit” means the aggregate amounts in USD in respect of each Fiscal Quarter since a Performance Fee last became due and payable, not including the Fiscal Quarter in respect of which a calculation is being made, by which the Benchmark Return for each such Fiscal Quarter exceeds the Return for that Fiscal Quarter (if any).

“Delisting Event” means a transaction or series of related transactions involving the acquisition of shares of Company Common Stock by third parties in an amount that results in the shares of Company Common Stock ceasing to be listed on a recognized U.S. national securities exchange because the shares of Company Common Stock ceased to meet the distribution and trading criteria of such exchange or market.

“Earnings Release Day” means any Business Day that the Company releases to the public quarterly or annual historical consolidated financial information.

“Election Period” has the meaning set forth in Section 7.2(e)(ii).

“Exchange” means the exchange of all issued and outstanding shares of Trust Stock for LLC Interests in connection with the dissolution of the Trust.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” means (i) the period commencing on the Commencement Date and ending on December 31, 2004, and (ii) any subsequent three-month period commencing on each of October 1, January 1, April 1 and July 1 and ending on the last day before the next such date.

“Fiscal Quarter End Date” means the last day of a Fiscal Quarter.

“Fiscal Year” means (i) the period commencing on the Commencement Date and ending on December 31, 2004 and (ii) any subsequent 12-month period commencing on January 1 and ending on December 31.

“Foreign Net Equity Value” means the Net Equity Value for the portion of the Business held outside of the United States (measured in USD based on the then-applicable exchange rate) as determined by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

“Full Base Fee Cash Amount” has the meaning set forth in Section 7.2(e)(iii)(A).

“Full Performance Fee Cash Amount” has the meaning set forth in Section 7.3(e)(iii)(A).

“Future Investment” means a contractual commitment to invest represented by a definitive agreement.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Independent Director” means a director who (a) (i) is not an officer or employee of the Company, or an officer, director or employee of any of the Managed Subsidiaries or any Subsidiary, (ii) was not elected as a director by the holders of the Company Special Stock voting separately as a class and (iii) is not affiliated with the Manager or any Manager Affiliate; and (b) complies with the independence requirements under the Exchange Act and the NYSE Rules.

“Initial Investment” has the meaning set forth in Section 2.2.

“Initial Level of the Additional Offering Macquarie Infrastructure Corporation Accumulation Index” means the initial value designated at the time of the establishment of the relevant Additional Offering Macquarie Infrastructure Corporation Accumulation Index, which shall be based on the offering price of the Additional Shares issued in the relevant Additional Offering.

“Liabilities” has the meaning set forth in Section 11.1.

“LLC Agreement” means the Third Amended and Restated Operating Agreement of Macquarie Infrastructure Company LLC dated as of June 22, 2007.

“LLC Interest” means a limited liability company interest in the Predecessor Company in accordance with the LLC Agreement.

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“LLC Interest Certificate” means a certificate representing LLC Interests.

“Manager Affiliate” means any Affiliate of the Manager other than the Company, any Subsidiary of the Company or any Person who would be deemed a Manager Affiliate solely as a result of such Person’s association with the Company or any Subsidiary of the Company.

“Macquarie Infrastructure Corporation Accumulation Index” means the Macquarie Infrastructure Corporation Accumulation Index or any predecessor index, including the Macquarie Infrastructure Company LLC Accumulation Index, as calculated by Morgan Stanley Capital International Inc., in accordance with the methodology used to calculate the MSCI U.S. IMI/Utilities Index and the MSCI Europe Utilities Index from time to time. In the event that the indices used in the calculation of the Benchmark Return are not calculated by Morgan Stanley Capital International Inc., the Manager may select another institution of comparable recognized standing that is not a Manager Affiliate to calculate the Macquarie Infrastructure Corporation Accumulation Index in a manner consistent with the methodology used to calculate the MSCI U.S. IMI/Utilities Index and the MSCI Europe Utilities Index.

“Macquarie Managed Investment Vehicle” means an entity which is managed by the Manager or a Manager Affiliate where such Person receives remuneration, other than expense reimbursement or indemnity for Costs, for managing the entity.

“Managed Subsidiary” and “Managed Subsidiaries” have the meanings set forth in the first paragraph of this Agreement.

“Manager” has the meaning set forth in the first paragraph of this Agreement.

“Market Value of the Shares of Company Common Stock” means the product of (1) the average number of shares of Company Common Stock issued and outstanding, other than those held in treasury, during that period commencing on and including the first Trading Day in the relevant calendar month and ending on and including the last Trading Day in the relevant calendar month, multiplied by (2) the volume weighted average trading price per share of Company Common Stock traded on the NYSE over that period commencing on and including the first Trading Day in the relevant calendar month and ending on and including the last Trading Day in the relevant calendar month.

“MIRA” has the meaning set forth in Section 3.1(b)(iii).

“MSCI Europe Utilities Index” means the total return equity index with that name calculated in USD and published by Morgan Stanley Capital International Inc. or, if that index ceases to be calculated or ceases to be publicly available, the nearest equivalent available index selected by the Manager and reasonably acceptable to the Compensation Committee of the Company that is (a) calculated by an institution of comparable recognized standing that is not a Manager Affiliate and (b) publicly available.

“MSCI U.S. IMI/Utilities Index” means the total return equity index with that name calculated in USD and published by Morgan Stanley Capital International Inc. or, if that index ceases to be calculated or ceases to be publicly available, the nearest equivalent available index selected by the Manager and reasonably acceptable to the Compensation Committee of the Company that is (a) calculated by an institution of comparable recognized standing that is not a Manager Affiliate and (b) publicly available.

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“Net Equity Value” means the fair value of the equity of the Business (as measured in USD, based on the then-applicable exchange rates, if applicable) as determined by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

“Net Investment Value” means:

(a)          the Market Value of the shares of Company Common Stock; plus

(b)          the amount of any borrowings (other than intercompany borrowings) of the Company and its Managed Subsidiaries (but not including borrowings on behalf of any Subsidiary of the Managed Subsidiaries); plus

(c)          the value of Future Investments of the Company and/or any of its Subsidiaries other than cash or cash equivalents, as calculated by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned); provided that such Future Investment has not been outstanding for more than two consecutive Fiscal Quarters; less

(d)          the aggregate amount held by the Company and its Managed Subsidiaries in cash or cash equivalents (but not including cash or cash equivalents held specifically for the benefit of any Subsidiary of a Managed Subsidiary).

“New Investment Vehicle” has the meaning set forth in Section 3.1(b)(iii).

“NYSE” means the New York Stock Exchange, Inc.

“NYSE Rules” means the rules of the New York Stock Exchange.

“Partial Base Fee Cash Amount” has the meaning set forth in Section 7.2(e)(iii)(B).

“Partial Performance Fee Cash Amount” has the meaning set forth in Section 7.3(e)(iii)(B).

“Performance Fee” for a Fiscal Quarter means, if the Return for such Fiscal Quarter is greater than zero, 20% of the amount (if any) by which the Return for such Fiscal Quarter together with any Surplus exceeds the Benchmark Return for such Fiscal Quarter together with any Deficit.

“Performance Fee VWAP” has the meaning set forth in Section 7.3(e)(i).

“Performance Test Return” means the amount expressed in percentage terms in accordance with the following formula:

(C1 — B1) / B1

where

B1 and C1 are as defined in the definition of Return.

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“Performance Test Benchmark Return” means the amount expressed in percentage terms in accordance with the following formula:

Y1 + Z1

where

Y1 and Z1 are as defined in the definition of Benchmark Return.

“Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Plan of Conversion” has the meaning set forth in the Preamble.

“Previous Agreement” has the meaning set forth in the Preamble.

“Predecessor Company” has the meaning set forth in the Preamble.

“Regulated Assets” means businesses that are the sole or predominant providers of at least one essential service in their service areas and where the level of revenue earned or charges imposed are regulated by government entities.

“Return” means the amount expressed in USD in respect of a Fiscal Quarter in accordance with the following formula:

R = R1 + R2

where

R = the Return for the Fiscal Quarter

and

R1 = A1 x (C1 — B1) / B1

where

R1 = the Return for the Fiscal Quarter applicable to all shares of Company Common Stock, other than those included in the calculation of R2;

A1 = the average number of shares of Company Common Stock issued and outstanding, other than those held in treasury, during the last 15 Trading Days in the previous Fiscal Quarter multiplied by the volume weighted average trading price per share of Company Common Stock traded on the NYSE during such 15 Trading Days;

B1 = the average of the daily closing Macquarie Infrastructure [Corporation] Accumulation Index over the last 15 Trading Days of the previous Fiscal Quarter; and

C1 = the average of the daily closing Macquarie Infrastructure [Corporation] Accumulation Index over the last 15 Trading Days of the current Fiscal Quarter.

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(ii)	R2 = A2 x (C2 — B2) / B2

where

R2 = the Return for the Fiscal Quarter applicable solely to the Additional Shares issued during such Fiscal Quarter;

A2 = the number of such Additional Shares times the per share offer price for those Additional Shares;

B2 = the Initial Level of the Additional Offering Macquarie Infrastructure [Corporation] Accumulation Index applicable to such Additional Shares; and

C2 = the average of the daily closing Additional Offering Macquarie Infrastructure [Corporation] Accumulation Index applicable to such Additional Shares over the last 15 Trading Days of the current Fiscal Quarter, or over such lesser number of Trading Days from and including the first day of trading with respect to the Additional Shares through and including the Fiscal Quarter End Date of such Fiscal Quarter.

“Rules and Regulations” means the rules and regulations promulgated under the Exchange Act or the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in Section 3.1(b).

“Stockholders” means all Persons that at any time hold shares of Company Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, company, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, more than 50% of the outstanding equity securities or interests, the holders of which are or would be generally entitled to vote for the election of the Board of Directors or other governing body of such entity.

“Surplus” means the aggregate amounts in USD in respect of each Fiscal Quarter since a Performance Fee has become due and payable, not including the Fiscal Quarter in respect of which a calculation is being made, by which the Return for each such Fiscal Quarter exceeds the Benchmark Return for that Fiscal Quarter.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Termination Date” means the date on which this Agreement and the obligations of the Manager hereunder terminate.

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“Termination Fee” means the amount calculated as follows:

the sum of (i) all accrued and unpaid Base Management Fees and Performance Fees for the period from the previous Fiscal Quarter End Date to the Delisting Event, using the volume weighted average price per share of Company Common Stock paid by an acquiror in the transaction or series of transactions that led to the Delisting Event to calculate such fees, plus (ii)(a) if the price per share of Company Common Stock stated in (i) above multiplied by the aggregate number of shares of Company Common Stock issued and outstanding, other than those held in treasury, on the date of the Delisting Event, is less than or equal to $500 million, 10% of such value, or (b) if the price per share of Company Common Stock stated in (i) above multiplied by the aggregate number of shares of Company Common Stock issued and outstanding, other than those held in treasury, on the date of the Delisting Event is greater than $500 million, $50 million plus 1.5% of the value in excess of $500 million.

“The Macquarie Group” means the Macquarie Group of companies, which comprises Macquarie Bank Limited, or its ultimate parent company, and their respective subsidiaries and affiliates worldwide.

“Threshold Price” has the meaning set forth in Section 7.2(e)(iii).

“Trading Day” means a day during which trading in securities generally occurs on the NYSE or, if the shares of Company Common Stock are not listed on the NYSE, on the principal other national or regional securities exchange or interdealer quotation system on which the shares of Company Common Stock are then listed or quoted.

“Trust” means Macquarie Infrastructure Company Trust, which prior to its dissolution, held one hundred percent (100%) of the ownership interest in the Company.

“Trust Stock” means the shares of beneficial interest of the Trust.

“USD” means the lawful currency of the United States of America.

“User Pays Assets” means businesses that are transportation-related and derive a majority of their revenues from a per use fee or charge.

“US Net Equity Value” means the Net Equity Value for the portion of the Business held inside the United States as determined by the Manager and approved by the Compensation Committee of the Company (which approval shall not be unreasonably withheld, delayed or conditioned).

“Weighted Average Percentage Change Of The MSCI Europe Utilities Index” means the change in percentage terms for a period calculated according to the following formula:

Z1 = N1 x (Q1 — P1) / P1

where

Z1 = the Weighted Average Percentage Change Of The MSCI Europe Utilities Index;

N1 = the percentage of Net Equity Value attributable to the Foreign Net Equity Value on the last Business Day of the previous Fiscal Quarter;

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P1 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days of the previous Fiscal Quarter; and

Q1 = the average closing MSCI Europe Utilities Index over the last 15 Trading Days of the current Fiscal Quarter.

“Weighted Average Percentage Change Of The MSCI U.S. IMI/Utilities Index” means the change in percentage terms for a Fiscal Quarter calculated according to the following formula:

Y1 = J1 x (L1 — K1) / K1

where

Y1 = the Weighted Average Percentage Change of the MSCI U.S. IMI/Utilities Index;

J1 = the percentage of Net Equity Value attributable to the U.S. Net Equity Value on the last Business Day of the previous Fiscal Quarter;

K1 = the average closing MSCI U.S. IMI/Utilities Index over the last 15 Trading Days of the previous Fiscal Quarter; and

L1 = the average closing MSCI U.S. IMI/Utilities Index over the last 15 Trading Days of the current Fiscal Quarter.

Article II

APPOINTMENT OF THE MANAGER

Section 2.1           Appointment. The Company and each of the Managed Subsidiaries hereby jointly and severally agree to appoint the Manager to manage their business and affairs under the supervision and control of the Board of Directors of the Company and such Managed Subsidiary and to perform the Services in accordance with the terms of this Agreement.

Section 2.2           Initial Investment. The Manager acquired from the Company the number of shares of Trust Stock having an aggregate purchase price of $50 million, concurrently with the initial public offering of the Trust Stock (including the LLC Interests issued upon the Exchange, the “Initial Investment”) and at a per share purchase price equal to the per share initial public offering price. 30% of the Initial Investment may be disposed of at any time. 70% of the Initial Investment had to be held for a period of not less than 12 months from the Commencement Date, which period has concluded. At any time from and after the first anniversary of the Commencement Date, the Manager may dispose of a further 35% of the Initial Investment and may dispose of the balance of the Initial Investment at any time from and after the third anniversary of the Commencement Date, which period has concluded.

Section 2.3           Agreement to Bind Subsidiaries. The Company covenants and agrees to cause any Managed Subsidiary created or acquired after the date of this Agreement to execute a counterpart of this Agreement agreeing to be bound by the terms hereunder.

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Section 2.4           Term. The Manager shall provide Services to the Company and its Managed Subsidiaries from the date of the closing of the initial public offering by the Trust and the Company (the “Commencement Date”) until the termination of this Agreement in accordance with Article X.

Section 2.5           Company Special Stock. In order to give effect to the special voting rights of the Manager under the previous agreement to appoint one director of the Predecessor Company and to induce the Manager to enter into this Agreement in connection with the Conversion, the Company shall issue to the Manager simultaneously herewith 100 shares of Company Special Stock having the terms provided in the Certificate of Incorporation.

Article III

SERVICES TO BE PERFORMED BY THE MANAGER

Section 3.1           Duties of the Manager.  (a)  Subject always to the oversight and supervision of the Board of Directors of the Company, the Manager will manage the Company’s and the Managed Subsidiaries’ business and affairs. In the performance of its duties, the Manager will comply with the provisions of the Certificate of Incorporation and the Bylaws, as amended from time to time, and the operating objectives, policies and restrictions of the Company in existence from time to time. The Company will promptly provide the Manager with all amendments to the Certificate of Incorporation and the Bylaws and all stated operating objectives, policies and restrictions of the Company approved by the Board of Directors of the Company and any other available information requested by the Manager.

(b)         The Manager further agrees and covenants that it will perform the following, referred to herein as the “Services:”

(i)          cause the carrying out of all day-to-day management, secretarial, accounting, administrative, liaison, representative, regulatory and reporting functions and obligations of the Company and the Managed Subsidiaries;

(ii)         establish and maintain books and records for the Company and the Managed Subsidiaries consistent with industry standards and in compliance with the Rules and Regulations and with GAAP;

(iii)        identify, evaluate and recommend, through the Company Officers, acquisitions or investment opportunities from time to time; if the Board of Directors of the Company approves any acquisition or investment, negotiate and manage such acquisitions or investments on behalf of the Company; and thereafter manage those acquisitions or investments, as a part of the Company’s Business hereunder, on behalf of the Company and any relevant Managed Subsidiary in accordance with this Section 3.1. To the extent acquisition or investment opportunities covered by the priority protocol set forth in Schedule I to this Agreement are offered to the Manager or to entities that are managed by subsidiaries within the Macquarie Infrastructure and Real Assets Division (or any successor thereto) of the Macquarie Group (“MIRA”), the Manager will offer any such acquisition or investment opportunities to the Company in accordance with such priority protocol unless the Chief Executive Officer notifies the Manager in writing that the acquisition or investment opportunity does not meet the Company’s acquisition criteria, as determined by the Board of Directors from time to time. The Company acknowledges and agrees that (i) no Manager Affiliate has any obligation to offer any acquisition or investment opportunities covered by the priority protocol set forth in Schedule I to this Agreement to the Manager or to MIRA; (ii) any Manager Affiliate is permitted to establish further investment vehicles that will seek to invest in infrastructure businesses in the United States (a “New Investment Vehicle”); provided that the then-existing rights of the Company and the Managed Subsidiaries pursuant to this Agreement are preserved; and (iii) in the event that an acquisition or investment opportunity is offered to the Company by the Manager and the Company determines that it does not wish to pursue the acquisition or investment opportunity in full, any portion of the opportunity which the Company does not wish to pursue may be offered to any other Person, including a New Investment Vehicle or any other Macquarie Managed Investment Vehicle, in the sole discretion of the Manager or any Manager Affiliate;

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(iv)        attend to all matters necessary to ensure the professional management of any Business controlled by the Company;

(v)         identify, evaluate and recommend the sale of all or any part of the Business owned by the Company from time to time in accordance with the Company’s criteria and policies then in effect and, if such proposed sale is approved by the Boards of Directors of the Company and any relevant Managed Subsidiary, negotiate and manage the execution of the sale on behalf of the Company and such relevant Managed Subsidiary;

(vi)        recommend and, if approved by the Board of Directors of the Company, use its reasonable efforts to procure the raising of funds whether by way of debt, equity or otherwise, including the preparation, review, distribution and promotion of any prospectus or offering memorandum in respect thereof, but without any obligation to provide such funds;

(vii)       recommend to the Board of Directors of the Company amendments and modifications to the Certificate of Incorporation and the Bylaws and this Agreement;

(viii)      recommend to the Board of Directors of the Company capital reductions including repurchases of shares of Company Common Stock;

(ix)         recommend to the Board of Directors of the Company and, as applicable, the Board of Directors of the Managed Subsidiaries the appointment, hiring and dismissal (including all material terms related thereto) of officers, staff and consultants to the Company, the Managed Subsidiaries and any of their Subsidiaries, as the case may be;

(x)          cause the carrying out of maintenance to, or development of, any part of the Business or any asset of the Company or any Managed Subsidiary approved by the Board of Directors of the Company;

(xi)         when appropriate, recommend to the Board of Directors of the Company nominees of the Company as directors of the Managed Subsidiaries and any of their Subsidiaries or companies in which the Company, the Managed Subsidiaries or any of their Subsidiaries has made an investment;

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(xii)        recommend to the Board of Directors of the Company the payment of dividends and interim dividends to its Stockholders;

(xiii)       prepare all necessary budgets for submission to the Board of Directors of the Company for approval;

(xiv)      make recommendations to the Board of Directors of the Company and the Managed Subsidiaries for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers and technical, commercial, marketing or other independent experts;

(xv)       make recommendations with respect to the exercise of the voting rights to which the Company or any of the Managed Subsidiaries is entitled in respect of its investments;

(xvi)      recommend and, subject to approval of the Company’s Board of Directors, provide or procure all necessary technical, business management and other resources for Subsidiaries of the Company, including the Managed Subsidiaries, and any other entities in which the Company has made an investment;

(xvii)     do all things necessary on its part to enable compliance by the Company and each Managed Subsidiary, as applicable, with:

(A)         the requirements of applicable law, including the Rules and Regulations or the rules, regulations or procedures of any foreign, federal, state or local governmental, judicial, regulatory or administrative authority, agency or commission; and

(B)         any contractual obligations by which the Company or any Managed Subsidiary is bound;

(xviii)    prepare and, subject to the approval of the Company’s Board of Directors (which approval shall not be unreasonably withheld, delayed or conditioned), arrange to be filed on behalf of the Company with the Securities and Exchange Commission, any other applicable regulatory body, the NYSE or any other applicable stock exchange or automated quotation system, in a timely manner, all annual, quarterly, current and other reports the Company is required to file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(xix)       attend to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of the Company or any Managed Subsidiary, subject to approval by the relevant Board of Directors of the Company or any such Managed Subsidiary;

(xx)        attend to the timely calculation and payment of Taxes payable, and the filing of all Tax returns due, by the Company and each of its Subsidiaries;

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(xxi)       attend to the opening, closing, operation and management of all the Company and Managed Subsidiary bank accounts and the Company and Managed Subsidiary accounts held with other financial institutions, including making any deposits and withdrawals reasonably necessary for the management of the Company’s and the Managed Subsidiaries’ day-to-day operations;

(xxii)      cause the consolidated financial statements of the Company and its Subsidiaries for each Fiscal Year to be prepared and quarterly interim financial statements to be prepared in accordance with applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation;

(xxiii)     recommend the arrangements for the holding and safe custody of the Company’s property including the appointment of custodians or nominees;

(xxiv)    manage litigation in which the Company or any Managed Subsidiary is sued or commence litigation after consulting with, and subject to the approval of, the Board of Directors of the Company or such Managed Subsidiary;

(xxv)     carry out valuations of any of the assets of the Company or any of its Subsidiaries or arrange for such valuation to occur as and when the Manager deems necessary or desirable in connection with the performance of its obligations hereunder, or as otherwise approved by the Board of Directors of the Company;

(xxvi)    make recommendations in relation to and effect the entry into insurance of the assets of the Company, the Managed Subsidiaries and their Subsidiaries, together with other insurances against other risks, including directors and officers insurance, as the Manager and the Board of Directors of the Company or any Managed Subsidiary, as applicable, may from time to time agree; and

(xxvii)   provide all such other services as may from time to time be agreed with the Company, including any and all accounting and investor relations services (such as the preparation and organization of communications with Stockholders and Stockholder meetings) and all other duties reasonably related to the day-to-day operations of the Company and the Managed Subsidiaries.

(c)         In addition, the Manager must:

(i)         obtain professional indemnity insurance and fraud and other insurance and maintain such coverage as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement;

(ii)        exercise all due care, loyalty, skill and diligence in carrying out its duties under this Agreement as required by applicable law;

(iii)       provide the Board of Directors of the Company and/or the Compensation Committee with all information in relation to the performance of the Manager’s obligations under this Agreement as the Board of Directors and/or the Compensation Committee may reasonably request;

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(iv)        promptly deposit all amounts payable to the Company or the Managed Subsidiaries, as the case may be, to a bank account held in the name of the Company or the Managed Subsidiaries, as applicable;

(v)         ensure that all property of the Company and the Managed Subsidiaries is clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;

(vi)        ensure that all property of the Company and the Managed Subsidiaries (other than money to be deposited to any bank account of the Company or the Managed Subsidiaries, as the case may be) is transferred to or otherwise held in the name of the Company or the Managed Subsidiaries, as the case may be, or any nominee or custodian appointed by the Company or the Managed Subsidiaries, as the case may be;

(vii)       prepare detailed papers and agendas for scheduled meetings of the Boards of Directors (and all committees thereof) of the Company and the Managed Subsidiaries that, where applicable, contain such information as is reasonably available to the Manager to enable the Boards of Directors (and any such committees) to base their opinion; and

(viii)      in conjunction with the papers referred to in paragraph (vii) above, prepare or cause to be prepared reports to be considered by the Boards of Directors of the Company or the Managed Subsidiaries (or any applicable committee thereof) in accordance with the Company’s internal policies and procedures (1) on any acquisition, investment or sale of any part of the Business proposed for consideration by any such Board of Directors (or any applicable committee thereof), (2) on the management of the Business and (3) otherwise in respect of the performance of the Manager’s obligations under this Agreement, in each case that the Company may require and in such form that the Company and the Manager agree or as otherwise reasonably requested by any such Board of Directors (or any applicable committee thereof).

(d)         In connection with the performance of its obligations under this Agreement, the Manager shall obtain approval of the Company’s and any relevant Managed Subsidiary’s Board of Directors, in each case in accordance with the Company’s internal policy regarding action requiring Board approval or as otherwise determined by any such Board of Directors (or any applicable committee thereof) or the Company Officers.

Section 3.2           Obligations of the Company and the Managed Subsidiaries.  (a)  The Company and the Managed Subsidiaries will do all things reasonably necessary on their part as requested by the Manager consistent with the terms of this Agreement to enable the Company, the Managed Subsidiaries and the Manager, as the case may be, to fulfill their obligations under this Agreement.

(b)         The Company and the Managed Subsidiaries must ensure that:

(i)          each of their officers and employees, each of their Subsidiaries and each of their Subsidiaries’ officers and employees act in accordance with the terms of this Agreement and the reasonable directions of the Manager in fulfilling its obligations and exercising its powers under this Agreement; and

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(ii)         the Company, the Managed Subsidiaries and each of their Subsidiaries provide to the Manager all reports (including monthly management reports and all other relevant reports) which the Manager may reasonably require and on such dates as the Manager may reasonably require.

(c)          During the term of this Agreement, the Company must not (i) issue shares of Company Common Stock [or Company Preferred Stock], (ii) amend the Certificate of Incorporation or the Bylaws, (iii) make a decision to or effect a purchase or sale of any assets of the Company or any Managed Subsidiary, or (iv) effect any capital reduction, including a repurchase of shares of Company Common Stock [or Company Preferred Stock], in each case without requesting and considering a recommendation from the Manager in relation to the same. Notwithstanding the foregoing, without the prior written consent of the Manager, the Company will not (x) make a decision to acquire or purchase, or effect the acquisition or purchase of, any assets or businesses unless in the reasonable opinion of the Board of Directors of the Company the acquisition or purchase could not be expected to negatively affect the ability of the Company to maintain its dividend per share of Company Common Stock in accordance with the then existing dividend policy of the Company, or (y) amend any provision of the Certificate of Incorporation or the Bylaws that affects the rights of the Manager thereunder or hereunder.

(d)          The Company agrees that it will, and will cause each of its wholly owned Subsidiaries to, give Manager Affiliates preferred provider status in respect of any financial advisory services to be contracted for by the Company or any of its wholly owned Subsidiaries, including, but not limited to, asset acquisitions, refinancings, advice on mergers and acquisitions, debt and equity raising, hedging activities and the like. Such services will be contracted for on an arm’s-length basis on market terms and will be subject to approval by the Independent Directors (or a committee thereof, comprised of at least three independent directors) in accordance with the Company’s internal policies related to conflicts of interest and related party transactions. The Independent Directors (or a committee thereof, comprised of at least three independent directors) may take whatever measures they deem prudent to confirm the arm’s length basis of any fees to be paid to any Manager Affiliate. Any fees payable to any Manager Affiliate in respect of such financial advisory services will be in addition to all amounts owing under Article VII.

(e)          The Company agrees that, in connection with the performance of its obligations hereunder, the Manager may recommend to the Company, and on behalf of the Company may engage, in transactions with Manager Affiliates, provided that any such transactions will be subject to the Company’s internal policies regarding conflicts of interest and related party transactions.

(f)          The Company will ensure that it maintains at least three Independent Directors.

(g)          The Company will take any and all actions necessary to ensure that it does not become an “investment company” as defined in Section 3 (a)(1) of the Investment Company Act of 1940, as amended, as such Section may be amended from time to time, or any successor provision thereto.

(h)          The Company shall grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to each person seconded to the Company by the Manager, in their respective capacities at the Company, in each case to the fullest extent of the provisions of the Certificate of Incorporation and the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company, and shall maintain adequate directors and officers insurance customary for publicly traded companies with comparable market capitalization, at its expense.

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Article IV

POWERS OF THE MANAGER

Section 4.1           Powers of the Manager.  (a)  The Manager shall have no power to enter into any contract or subject the Company or the Managed Subsidiaries to any obligation, such power to be the sole right and obligation of the Company, acting through its Board of Directors and/or Company Officers, or of the applicable Managed Subsidiary, acting through its Board of Directors and/or officers.

(b)          In accordance with the terms of the Certificate of Incorporation, for so long as the Manager or any Manager Affiliate holds at least 200,000 shares of Company Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), the holders of the Company Special Stock voting as a separate class shall have the right to elect one director of the Company’s Board of Directors, and such director shall serve as the Chairman. During such period, the Company will nominate an individual designated by the Manager to be elected as a director of the Company by the holders of the Company Special Stock voting separately as a class.

(c)          The Manager shall have the power to engage any agents (including real estate agents and managing agents), valuers, contractors and advisers (including accounting, financial, tax and legal advisers) that it deems necessary or desirable in connection with the performance of its obligations hereunder, which costs therefor will be subject to reimbursement under Section 9.1(k), subject to applicable law.

Section 4.2           Delegation. The Manager may delegate or appoint (a) any Manager Affiliate as an agent, at its expense, in respect of all or any of its duties and powers to manage the Business and affairs of the Company or (b) any other Person as agent, at its expense, in respect of any of its duties and powers to manage the Business and affairs of the Company which, in its sole discretion, are not critical to the ability of the Manager to perform its obligations hereunder; provided, however, that in either case the Manager shall not be relieved of any of its responsibilities or obligations to the Company as a result of such delegation. The Manager shall be permitted to share Company information with its appointed agents subject to appropriate confidentiality arrangements.

Section 4.3           Manager’s Duties Exclusive. The Company and the Managed Subsidiaries agree that during the term of this Agreement the duties and obligations imposed on the Manager under Article III are to be performed exclusively by the Manager or its delegates or agents and the Company and the Managed Subsidiaries will not, through the exercise of the powers of their employees, Boards of Directors or their shareholders or members, as the case may be, perform the duties and obligations to be performed by the Manager except in circumstances where it is necessary to do so to comply with applicable law or as otherwise agreed by the Manager in writing.

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Article V

INSPECTION OF RECORDS

Section 5.1           Books and Records. At all reasonable times and on reasonable notice, any person authorized by the Company or by any of the Managed Subsidiaries may inspect and audit the records and books of the Manager kept pursuant to this Agreement.

Article VI

AUTHORITY OF THE COMPANY,
THE MANAGED SUBSIDIARIES AND THE MANAGER

Each Party represents to the others that it is duly authorized with full power and authority to execute, deliver and perform this Agreement. The Company and each Managed Subsidiary represents that the engagement of the Manager has been duly authorized by the Company and each Managed Subsidiary and is in accordance with all governing documents of the Company and each Managed Subsidiary.

Article VII

MANAGEMENT FEES

For the services provided and the expenses assumed pursuant to this Agreement, the Company and the Managed Subsidiaries will pay the Manager, and the Manager agrees to accept as full compensation therefor, the fees set forth in this Article VII.

Section 7.1           [INTENTIONALLY OMITTED].

Section 7.2           Base Management Fees.  (a)  The Manager is entitled to receive a Base Management Fee in respect of each calendar month.

(b)          The Base Management Fee for a calendar month is to be calculated by the Manager as of the last day of the relevant calendar month and notice of such Base Management Fee calculation shall be provided by the Manager to the Company and the Compensation Committee within five Business Days after such day.

(c)          The Base Management Fee calculated pursuant to Section 7.2(b) above will be allocated between the Company and the Managed Subsidiaries in accordance with the Company’s corporate allocation policy and otherwise in accordance with GAAP.

(d)          The Base Management Fee to which the Manager is entitled under this Section 7.2 is due in cash (subject to Section 7.2(e)) as of the last day of the relevant calendar month and shall be settled by the Company and the Managed Subsidiaries (in accordance with the allocation pursuant to Section 7.2(c) above) within 10 Business Days of receipt by the Company of notification pursuant to Section 7.2(b).

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(e)          The Manager has the right but not the obligation to invest all or a portion of the Base Management Fee to which the Manager is entitled under this Section 7.2 in shares of Company Common Stock.

(i)          If the Manager determines to invest all or any portion of its Base Management Fee with respect to a calendar month in shares of Company Common Stock, the Manager shall be entitled to purchase, upon payment and subject to clause (iii) below, that number of shares of Company Common Stock equal to such amount of the Base Management Fee calculated pursuant to Section 7.2(b), divided by the volume weighted average trading price of a share of Company Common Stock during the period commencing on and including the first Trading Day of such calendar month and ending on and including the last Trading Day of such calendar month (such volume weighted average trading price, the “Base Fee VWAP”).

(ii)         In the event the Manager determines to invest all or any portion of its Base Management Fee for any calendar month in shares of Company Common Stock, it shall notify the Company and the Compensation Committee of the percentage of the Base Management Fee to be invested in shares of Company Common Stock during the period commencing on and including the third Trading Day after the Earnings Release Day immediately preceding such calendar month and ending on and including the 23rd Trading Day after such Earnings Release Day (such period, an “Election Period”) (subject to the third sentence of this Section 7.2(e)(ii)). Such shares of Company Common Stock shall be issued to the Manager in accordance with Section 7.2(d). Any election made by the Manager during any Election Period pursuant to this Section 7.2(e)(ii) shall be effective beginning with the calendar month after such change of election is made and shall remain in effect for all subsequent Election Periods unless and until the Manager affirmatively changes in a timely manner such election in any subsequent Election Period for the next succeeding calendar month after such change of election is made. For the avoidance of doubt, the Parties acknowledge and agree that the Manager’s previous and ongoing election in connection with the Previous Agreement to invest 100% of any and all Base Management Fees to which the Manager is entitled in LLC Interests remains in full force and effect and shall apply to any and all Base Management Fees to which the Manager becomes entitled hereunder after the date hereof, until such election is changed in accordance with the preceding sentence; it being understood that following the Conversion such election shall be an election to invest in shares of Company Common Stock.

(iii)        Notwithstanding anything in this Section 7.2(e) to the contrary, in the event that (x) the Manager has determined to invest all or any portion of its Base Management Fee for any calendar month in shares of Company Common Stock, and (y) the Base Fee VWAP for such calendar month exceeds the product of the closing price of a share of Company Common Stock on the 23rd Trading Day after the immediately preceding Earnings Release Day multiplied by two (such product, the “Threshold Price”), then:

(A)         in the event the Manager previously had determined to invest 100% of its Base Management Fee for such calendar month in shares of Company Common Stock, then the Manager instead shall (x) receive from the Company cash in an amount (the “Full Base Fee Cash Amount”) equal to the product of such Base Management Fee multiplied by a fraction, the numerator of which shall be the excess of the Base Fee VWAP over the Threshold Price, and the denominator of which shall be the Base Fee VWAP, and (y) invest the remainder of such Base Management Fee (excluding the Full Base Fee Cash Amount) in shares of Company Common Stock as contemplated by the preceding clauses (i) and (ii); and

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(B)         in the event the Manager previously had determined to invest any portion (less than 100%) of its Base Management Fee for such calendar month in shares of Company Common Stock, then, in lieu of such investment, the Manager instead shall (x) receive from the Company cash in an amount (the “Partial Base Fee Cash Amount”) equal to the product of such portion of its Base Management Fee multiplied by a fraction, the numerator of which shall be the excess of the Base Fee VWAP over the Threshold Price, and the denominator of which shall be the Base Fee VWAP, and (y) invest the remainder of such portion of its Base Management Fee (excluding the Partial Base Fee Cash Amount) in shares of Company Common Stock as contemplated by the preceding clauses (i) and (ii).

Section 7.3           Performance Fee.  (a)  The Manager shall be entitled to receive the applicable Performance Fee, if any, in respect of each Fiscal Quarter.

(b)          The Performance Fee, Performance Test Return and Performance Test Benchmark Return for a Fiscal Quarter is to be calculated by the Manager as of the Fiscal Quarter End Date for the relevant Fiscal Quarter and notice of such Performance Fee, Performance Test Return and Performance Test Benchmark Return, including the calculation thereof, shall be provided by the Manager to the Company and the Compensation Committee within five Business Days after that Fiscal Quarter End Date.

(c)          The Performance Fee calculated pursuant to Section 7.3(b) above will be allocated between the Company and the Managed Subsidiaries in accordance with the Company’s corporate allocation policy and otherwise in accordance with GAAP.

(d)          The Performance Fee, if any, to which the Manager is entitled under this Section 7.3 is due in cash (subject to Section 7.3(e)) as of the Fiscal Quarter End Date of the relevant Fiscal Quarter and shall be settled by the Company and the Managed Subsidiaries (in accordance with the allocation pursuant to Section 7.3(c) above) within 10 Business Days of receipt by the Company of notification pursuant to Section 7.3(b).

(e)          The Manager has the right but not the obligation to invest all or a portion of the Performance Fee to which the Manager is entitled under this Section 7.3 in shares of Company Common Stock.

(i)          If the Manager determines to invest all or any portion of its Performance Fee with respect to a Fiscal Quarter in shares of Company Common Stock, the Manager shall be entitled to purchase, upon payment and subject to clause (iii) below, that number of shares of Company Common Stock equal to such amount of the Performance Fee calculated pursuant to Section 7.3(b), divided by the volume weighted average trading price of a share of Company Common Stock during the period commencing on and including the first Trading Day of the last calendar month of the relevant Fiscal Quarter and ending on and including the last Trading Day of such calendar month (such volume weighted average trading price, the “Performance Fee VWAP”).

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(ii)         In the event the Manager determines to invest all or any portion of its Performance Fee for any Fiscal Quarter in shares of Company Common Stock, it shall notify the Company and the Compensation Committee of the percentage of the Performance Fee to be invested in shares of Company Common Stock during the Election Period immediately preceding the Fiscal Quarter End Date for such Fiscal Quarter (subject to the third sentence of this Section 7.3(e)(ii)). Such shares of Company Common Stock shall be issued to the Manager in accordance with Section 7.3(d). Any election made by the Manager during any Election Period pursuant to this Section 7.3(e)(ii) shall be effective beginning with the fiscal quarter after such change of election is made and shall remain in effect for all subsequent Election Periods unless and until the Manager affirmatively changes in a timely manner such election in any subsequent Election Period for the next succeeding Fiscal Quarter after such change of election is made. For the avoidance of doubt, the Parties acknowledge and agree that the Manager’s previous and ongoing election in connection with the Previous Agreement to invest 100% of any and all Performance Fees to which the Manager is entitled in LLC Interests remains in full force and effect and shall apply to any and all Performance Fees to which the Manager becomes entitled hereunder after the date hereof, until such election is changed in accordance with the preceding sentence; it being understood that following the Conversion such election shall be an election to invest in shares of Company Common Stock.

(iii)        Notwithstanding anything in this Section 7.3(e) to the contrary, in the event that (x) the Manager has determined to invest all or any portion of its Performance Fee with respect to a Fiscal Quarter in shares of Company Common Stock, and (y) the Performance Fee VWAP for such Fiscal Quarter exceeds the Threshold Price, then:

(A)         in the event the Manager previously had determined to invest 100% of its Performance Fee for such Fiscal Quarter in shares of Company Common Stock, then the Manager instead shall (x) receive from the Company cash in an amount (the “Full Performance Fee Cash Amount”) equal to the product of such Performance Fee multiplied by a fraction, the numerator of which shall be the excess of the Performance Fee VWAP over the Threshold Price, and the denominator of which shall be the Performance Fee VWAP, and (y) invest the remainder of such Performance Fee (excluding the Full Performance Fee Cash Amount) in shares of Company Common Stock as contemplated by the preceding clauses (i) and (ii); and

(B)         in the event the Manager previously had determined to invest any portion (less than 100%) of its Performance Fee for such Fiscal Quarter in shares of Company Common Stock, then, in lieu of such investment, the Manager instead shall (x) receive from the Company cash in an amount (the “Partial Performance Fee Cash Amount”) equal to the product of such portion of its Performance Fee multiplied by a fraction, the numerator of which shall be the excess of the Performance Fee VWAP over the Threshold Price, and the denominator of which shall be the Performance Fee VWAP, and (y) invest the remainder of such portion of its Performance Fee (excluding the Partial Performance Fee Cash Amount) in shares of Company Common Stock as contemplated by the preceding clauses (i) and (ii).

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(f)          The Manager will notify the Company and the Compensation Committee of the Net Equity Value, Foreign Net Equity Value and U.S. Net Equity Value, and the calculations thereof, to be applied in the calculation of the Performance Fees payable in the then current Fiscal Quarter within 30 Business Days of the Fiscal Quarter End Date for the immediately prior Fiscal Quarter.

(g)          The Manager will notify the Company and the Compensation Committee of the Additional Offering Foreign Net Equity Value and Additional Offering U.S. Net Equity Value, and the calculations thereof, to be applied in the calculation of the Performance Fees payable in the then current Fiscal Quarter within 30 Business Days of the first day of trading of the relevant Additional Offering.

Section 7.4           Registration Rights. On the Commencement Date, the Company and the Manager entered into a registration rights agreement whereby the Company has undertaken to register with the Securities and Exchange Commission the offer and resale of any LLC Interests purchased by the Manager, including but not limited to LLC Interests purchased as the Initial Investment pursuant to Section 2.2 and LLC Interests purchased pursuant to this Article VII. In connection with the Conversion, on the date hereof the Company and the Manager have entered into an Amended and Restated Registration Rights Agreement.

Section 7.5           Ability to Issue Shares of Company Common Stock. The Company will at all times have reserved a sufficient number of shares of Company Common Stock to enable the Manager to invest all reasonably foreseeable fees received in shares of Company Common Stock.

Section 7.6           Future Issuances of Company Preferred Stock. If the Company shall at any time issue Company Preferred Stock, the Company and the Manager may amend this Agreement with respect to the calculation of the Base Management Fees and Performance Fees payable to the Manager hereunder.

Article VIII

SECONDMENT OF PERSONNEL BY THE MANAGER

Section 8.1           Secondment of CEO and CFO. The Manager will arrange for the secondment to the Company on a wholly dedicated basis of individuals acceptable to the Company’s Board of Directors to serve as Chief Executive Officer and Chief Financial Officer. The Company’s Board of Directors will elect the seconded Chief Executive Officer and Chief Financial Officer as Officers of the Company in accordance with the terms of the Bylaws.

Section 8.2           Remuneration of CEO and CFO. (a)  The Chief Executive Officer and Chief Financial Officer seconded to the Company pursuant to this Article VIII will, at all times, remain employees of, and be remunerated by, the Manager or a Manager Affiliate. The services performed by the Chief Executive Officer and the Chief Financial Officer will be provided at the cost of the Manager or a Manager Affiliate.

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(b)          In establishing the level of remuneration for each of the Chief Executive Officer and the Chief Financial Officer, the Manager or a Manager Affiliate will reflect the following considerations:

(i)          the standard remuneration guidelines as adopted by the Manager or a Manager Affiliate from time to time;

(ii)         assessment by the Manager or a Manager Affiliate of the respective individual’s performance, the Manager’s performance and the performance, financial or otherwise, of the Company and its Subsidiaries; and

(iii)        assessment by the Board of Directors of the Company of the respective individual’s performance and the performance of the Manager.

(c)          The Manager will disclose the amount of remuneration of the Chief Executive Officer and Chief Financial Officer to the Board of Directors of the Company to the extent required for the Company to comply with the requirements of applicable law, including the Rules and Regulations.

Section 8.3           Secondment of Additional Personnel. The Manager and the Board of Directors of the Company may agree from time to time that the Manager will second to the Company one or more additional individuals to serve as officers or otherwise of the Company, upon such terms as the Manager and the Board of Directors of the Company may mutually agree.

Any such individuals will have such titles and fulfill such functions as the Manager and the Company may mutually agree.

Section 8.4           Removal of Seconded Individuals. The Board of Directors of the Company, after due consultation with the Manager, may at any time request that the Manager replace any individual seconded to the Company as provided in this Article VIII and the Manager shall, as promptly as practicable, replace any individual with respect to whom the Board of Directors shall have made its request.

Section 8.5           Indemnification. The Company shall grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any individuals seconded to the Company as provided in this Article VIII in their respective capacities and in each case to the fullest extent of the provisions of the Certificate of Incorporation and the Bylaws.

Article IX

EXPENSE REIMBURSEMENT

Section 9.1           Company Expenses. The Company and the Managed Subsidiaries agree, jointly and severally, to indemnify and reimburse the Manager for, or pay on demand, all Costs incurred in relation to the proper performance of its powers and duties under this Agreement or in relation to the administration or management of the Company. All Costs incurred by the Manager to be reimbursed hereunder shall be included in the annual budget for the Company to be approved by the Company’s Board of Directors and shall be subject to review and approval by the Audit Committee of the Board of Directors of the Company. This includes, but is not limited to, Costs incurred by the Manager with respect to:

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(a)          the performance by the Manager of its obligations under this Agreement;

(b)          all fees required to be paid to the Securities and Exchange Commission;

(c)          the acquisition, disposition, insurance, custody and any other transaction in connection with assets of the Company or any Managed Subsidiary, provided that no reimbursement will be made except for Costs that have been authorized by the Company and the relevant Managed Subsidiary;

(d)          any proposed acquisition, disposition or other transaction in connection with an investment, provided that no reimbursement will be made except for Costs that have been authorized by the Company and the relevant Managed Subsidiary;

(e)          the administration or management of the Company, the Managed Subsidiaries and the Business, including travel and accommodation expenses and all expenses of the relevant Boards of Directors and committees thereof, including Director compensation and out of pocket reimbursement. The Manager appointed member of the Company’s Board of Directors shall only receive out of pocket reimbursement for Board participation;

(f)          financing arrangements on behalf of the Company or any Managed Subsidiary or guarantees in connection with the Company or any Managed Subsidiary, including hedging Costs;

(g)          stock exchange listing fees;

(h)          underwriting of any offer and sale of shares of Company Common Stock, including underwriting fees, handling fees, costs and expenses, amounts payable under indemnification or reimbursement provisions in the underwriting agreement and any amounts becoming payable in respect of any breach (other than for negligence, fraud or breach of duty) by the Manager of its obligations, representations or warranties (if any) under any such underwriting agreement;

(i)          convening and holding meetings of holders of Company Common Stock, members or shareholders, as the case may be, the implementation of any resolutions and communications with holders of Company Common Stock or members or shareholders, as the case may be, and attending any meetings of holders of Company Common Stock, shareholders, members, Boards of Directors or committees of the Company or the Managed Subsidiaries;

(j)          Taxes incurred by the Manager on behalf of the Company or any Subsidiary (including any amount charged by a supplier of goods or services or both to the Manager by way of or as a reimbursement for value added taxes) and financial institution fees;

(k)          the engagement of agents (including real estate agents and managing agents), valuers, contractors and advisers (including accounting, financial, tax and legal advisers) whether or not the agents, valuers, contractors or advisers are associates of the Manager;

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(l)          engagement of accountants for the preparation and/or audit of financial information, financial statements and tax returns of the Company and the Managed Subsidiaries;

(m)          termination of this Agreement and the retirement or removal of the Manager and the appointment of a replacement;

(n)          any court proceedings, arbitration or other dispute concerning the Company or any of the Managed Subsidiaries, including proceedings against the Manager, except to the extent that the Manager is found by a court to have acted with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under this Agreement, or engaged in fraudulent or dishonest acts, in which case any expenses paid or reimbursed under this Section 9.1(n) must be repaid;

(o)          advertising Costs of the Company or any of the Managed Subsidiaries generally;

(p)          any Costs related to promoting the Company, including Costs associated with investor relations activities; and

(q)          complying with any other applicable law or regulation.

Article X

RESIGNATION AND REMOVAL OF THE MANAGER

Section 10.1         Resignation by the Manager.  (a)  The Manager may resign from its appointment as Manager and terminate this Agreement upon 90 days’ written notice to the Company. If the Manager resigns pursuant to this Section 10.1(a), until the date on which the resignation becomes effective, the Manager will, upon request of the Board of Directors of the Company, use reasonable efforts to assist the Board of Directors of the Company to find replacement management.

(b)          If there is a Delisting Event, then

(i)          unless otherwise approved in writing by the Manager: (A) any proceeds from the sale, lease or exchange of the assets of the Company or any of its Subsidiaries, subsequent to the Delisting Event, in one or more transactions, which in aggregate exceeded 15% of the value of the Company (as calculated by multiplying the price per share of Company Common Stock stated in clause (i) of the definition of Termination Fee by the aggregate number of shares of Company Common Stock issued and outstanding, other than those held in treasury, on the date of the Delisting Event) shall be reinvested in new assets of the Company (other than cash or cash equivalents) within six months of the date on which the aggregate proceeds from such transaction or transactions exceeded 15% of the value of the Company;

(B)         neither the Company nor any of its Subsidiaries shall incur any new indebtedness or engage in any transactions with Stockholders of the Company or Affiliates of Stockholders of the Company; and

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(C)         the Macquarie Group shall no longer have any obligation to provide investment opportunities to the Company pursuant to the Priority Protocol on Schedule 1 hereto, which Priority Protocol shall terminate immediately;

provided, however, that notwithstanding anything contained in Section 10.1(b)(i) to the contrary, if a Delisting Event has occurred and either an event of default has occurred in respect of any indebtedness of the Company or any of its Subsidiaries or the holder or holders of such indebtedness are in the process of restructuring or “working out” such indebtedness, then in no event shall the Manager take, or fail to take, any action pursuant to Section 10.1(b)(i) that would limit or impede any sale, lease, exchange or other disposition of assets of the Company or any of its Subsidiaries required by the terms of such indebtedness to repay such indebtedness;

and

(ii)         the Manager shall, as soon as practicable, provide a proposal for an alternate method to calculate fees to act as Manager on substantially similar terms as set forth in this Agreement to the Board of Directors for approval, which approval shall not be unreasonably withheld or delayed; or

(iii)        the Manager may elect to resign from its appointment as Manager and terminate this Agreement upon 30 days’ written notice to the Company and be paid the Termination Fee within 45 days of such notice.

Section 10.2         Removal of the Manager.  (a)  The Manager’s appointment and this Agreement may be terminated upon notice of the Board of Directors of the Company only if:

(i)          the Performance Test Return (as calculated by the Manager and approved by the Compensation Committee as of a Fiscal Quarter End Date (which approval shall not be unreasonably withheld, delayed or conditioned)) is both:

(A)           less than the number calculated by:

(i)	multiplying the Performance Test Benchmark Return (as calculated by the Manager and approved by the Compensation Committee as of such Fiscal Quarter End Date (which approval shall not be unreasonably withheld, delayed or conditioned) by 0.7 if such Performance Test Benchmark Return is greater than 0 or

(ii)	multiplying the Performance Test Benchmark Return (as calculated by the Manager and approved by the Compensation Committee as of such Fiscal Quarter End Date) by 1.3 if such Performance Test Benchmark Return is less than 0; and

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(B)         less than the number calculated by subtracting 0.025 (2.5 percent) from the Performance Test Benchmark Return (as calculated by the Manager and approved by the Compensation Committee as of such Fiscal Quarter End Date (which approval shall not be unreasonably withheld, delayed or conditioned))

in 16 out of 20 consecutive Fiscal Quarters prior to and including the most recent full Fiscal Quarter and the holders of a minimum of 66 2/3% of shares of Company Common Stock, excluding from such calculation any shares of Company Common Stock owned by the Manager or any Manager Affiliate, vote to remove the Manager;

(ii)         the Manager pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences a voluntary case;

(B)         consents to the entry of an order for relief against it in an involuntary case;

(C)         consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D)         makes a general assignment for the benefit of its creditors;

(iii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Manager in an involuntary case;

(B)         appoints a Custodian of the Manager or for all or substantially all of its property; or

(C)         orders the liquidation of the Manager;

and the order or decree remains unstayed and in effect for 90 days;

(iv)        the Manager is in material breach of its obligations under this Agreement and such breach continues for a period of 60 days after notice thereof is given; or

(v)         the Manager shall have (A) acted with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under this Agreement or (B) engaged in fraudulent or dishonest acts.

(b)          If the Manager’s appointment is terminated pursuant to this Section 10.2, all directors, executives, employees, representatives, secondees, assignees and delegates of the Manager and Manager Affiliates within MIRA who are performing the services that are the subject of this Agreement will cease work at the date of the Manager’s termination or at any other time as determined by the Manager.

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Section 10.3         Withdrawal of Branding. Upon termination of this Agreement pursuant to Section 10.1(a), within 30 days of notice of resignation of the Manager pursuant to Section 10.1(b)(iii) or within 30 days of termination pursuant to Section 10.2, the Company and the Managed Subsidiaries will cease to use, and will cause their Subsidiaries to cease to use, the Macquarie brand entirely including (without limitation) changing their respective names to remove any reference to “Macquarie”, provided that, to the extent the Board of Directors of the Company deems it necessary or advisable, the Company and the Managed Subsidiaries may use “Macquarie” when referencing their previous names.

Section 10.4         Resignation of the Chairman and the Seconded Officers. Upon the termination of this Agreement, each of the Chairman, the Chief Executive Officer, the Chief Financial Officer and any other individuals seconded to the Company pursuant to Article VIII shall resign his or her respective position with the Company.

Section 10.5         Directions. After a written notice of termination has been given under this Article X, the Company may direct the Manager to undertake any actions necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things necessary to bring the appointment of the Manager to an end, and the Manager will comply with all such reasonable directions. In addition, the Manager must at the Company’s expense deliver to new management or the Company any books or records held by the Manager under this Agreement and must execute and deliver such instruments and do such things as may reasonably be required to permit new management of the Company to effectively assume its responsibilities.

Article XI

INDEMNITY

Section 11.1         Indemnification of Manager. The Company and each Managed Subsidiary, jointly and severally, agrees to indemnify the Manager, any controlling person of the Manager, and each of their respective directors, officers, employees, agents, Affiliates and representatives (each, an “Indemnified Party”) and hold each of them harmless against any and all losses, (including lost profits) claims, damages, expenses or liabilities, joint or several (collectively, “Liabilities”), to which the Indemnified Parties may become liable, directly or indirectly, arising out of, or relating to, this Agreement, unless it is finally judicially determined that the Liabilities resulted from the gross negligence, willful misconduct, bad faith or reckless disregard of duty of any Indemnified Party or fraudulent or dishonest acts of such Indemnified Party. The Company and the Managed Subsidiaries further agree to reimburse each Indemnified Party immediately upon request for all expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in any action, claim, suit, proceeding or investigation, directly or indirectly, arising out of, or relating to, this Agreement or the Manager’s services hereunder, whether or not pending or threatened and whether or not any Indemnified Party is a party to such proceeding. The Company and the Managed Subsidiaries also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, the Managed Subsidiaries, or any person asserting claims on behalf of or in right of the Company or the Managed Subsidiaries, directly or indirectly, arising out of, or relating to, this Agreement or the Manager’s services thereunder, unless it is finally judicially determined that such Liability resulted from the gross negligence, willful misconduct, bad faith or reckless disregard of duty of such Indemnified Party or fraudulent or dishonest acts of such Indemnified Party. Moreover, in no event, regardless of the legal theory advanced, shall any Indemnified Party be liable to the Company, the Managed Subsidiaries, or any person asserting claims on behalf of or in the right of the Company or the Managed Subsidiaries for any consequential, indirect, incidental or special damages of any nature. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or the Managed Subsidiaries or any Affiliate of the Company or the Managed Subsidiaries in which such Indemnified Party is not named as a defendant, the Company and the Managed Subsidiaries agree to reimburse the Manager for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

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The Company and the Managed Subsidiaries agree that, without the Manager’s prior written consent, they will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder (whether or not the Manager or any other Indemnified Party is an actual or potential party to such claim, action, suit, proceeding or investigation), unless (a) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such claim action, suit, proceeding or investigation and (b) the parties agree that the terms of such settlement shall remain confidential.

Section 11.2         Indemnification of Company. The Manager agrees to indemnify the Company and hold it harmless against any Liabilities to the same extent as the foregoing indemnity from the Company and the Managed Subsidiaries to the Manager, but only insofar as it is finally judicially determined that the Liabilities arose out of or were based on the gross negligence, willful misconduct, bad faith or reckless disregard of duty of the Manager in the performance of its duties under this Agreement or its fraudulent or dishonest acts.

Section 11.3         Indemnification. The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have. The indemnities referred to in this Article XI survive the termination of this Agreement.

Article XII

LIMITATION OF LIABILITY OF THE MANAGER

Section 12.1         Limitation of Liability. The Manager shall not be liable for, and the Company and the Managed Subsidiaries will not take any action against the Manager to hold the Manager liable for, any error of judgment or mistake of law or for any loss suffered by the Company and the Managed Subsidiaries (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Manager’s duties under this Agreement, except for a loss resulting from gross negligence, willful misconduct or bad faith on the part of the Manager in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement or its fraudulent or dishonest acts.

Section 12.2         Manager May Rely. The Manager may take and may act upon:

(a)          the opinion or advice of legal counsel, which may be in-house counsel to the Company or the Manager, any U.S.-based law firm of recognized standing, or other legal counsel reasonably acceptable to the Board of Directors of the Company, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company;

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(b)          advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other persons consulted by the Manager who are in each case believed by the Manager in good faith to be expert in relation to the matters upon which they are consulted;

(c)          a document which the Manager believes in good faith to be the original or a copy of an appointment by a Stockholder in respect of a share of Company Common Stock or holder of a Certificate in respect of a share of Company Common Stock of a person to act as their agent for any purpose connected with the Company; and

(d)          any other document provided to the Manager in connection with the Company upon which it is reasonable for the Manager to rely;

and the Manager will not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.

Article XIII

LEGAL ACTIONS

Section 13.1         Third Party Claims.  (a)  The Manager will notify the Company promptly of any claim made by any third Party in relation to the assets of the Company and will send to the Company any notice, claim, summons or writ served on the Manager concerning the Company.

(b)          The Manager will not without the express written consent of the Board of Directors of the Company purport to accept any claims or liabilities of which it receives notification pursuant to Section 13.1(a) above on behalf of the Company or any Managed Subsidiaries or make any settlement or compromise with any third Party in respect of the Company.

Article XIV

MISCELLANEOUS

Section 14.1         Obligation of Good Faith; No Fiduciary Duties. The Manager must perform its duties under this Agreement in good faith and for the benefit of the Company. The relationship of the Manager to the Company and the Managed Subsidiaries is as an independent contractor and nothing in this Agreement shall be construed to impose on the Manager an express or implied fiduciary duty.

Section 14.2         Compliance.  (a)  The Manager must (and must ensure that each of its officers and agents) comply with any law, including the Rules and Regulations and the NYSE Rules, to the extent that it concerns the functions of the Manager under this Agreement.

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(b)          The Manager must maintain management systems, policies, procedures and internal contracts that reasonably ensure that the Manager observes its duties and obligations under this Agreement.

Section 14.3         Effect of Termination. Termination of this Agreement shall not affect (i) the right of the Manager to receive payments on any unpaid balance of the compensation described in Article VII hereof earned prior to such termination and for any additional period during which the Manager serves as such for the Company or the Managed Subsidiaries or to receive reimbursement of expenses pursuant to Article IX hereof, in each case subject to applicable law or (ii) the obligations of the parties hereto under Sections 10.3 and 10.5.

Section 14.4         Notices. Any notice under this Agreement shall be sufficient in all respects if given in writing and delivered by commercial courier providing proof of delivery or sent by facsimile and addressed as follows or addressed to such other person or address as such Party may designate in writing for receipt of such notice.

If to the Company or the Managed Subsidiaries:

125 West 55th Street

New York, New York, 10019

Facsimile: (212) 231-1828

Attention: James Hooke

If to the Manager:

Macquarie Infrastructure Management (USA) Inc.

125 West 55th Street

New York, New York, 10019

Facsimile: (212) 231-1828

Attention: James Hooke

Section 14.5         Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be binding upon and shall inure to the benefit of the Parties hereto and their respective successors.

Section 14.6         Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York.

Section 14.7         Amendment. This Agreement may only be amended, or its provisions modified or waived, in a writing signed by the Party against which such amendment, modification or waiver is sought to be enforced.

Section 14.8         Severability. Each provision of this Agreement is intended to be severable from the others so that if, any provision or term hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof, provided, however, that the provisions governing payment of the Management Fee described in Article VII hereof are not severable.

Section 14.9         Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with regards to the subject matter of this Agreement, and any written or oral agreements, statements, promises, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the Company, the Managed Subsidiaries and the Manager have caused this Agreement to be executed as of the day and year first above written.

MACQUARIE INFRASTRUCTURE CORPORATION		MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

By:		By:
	Name: James Hooke		Name: James Hooke
	Title: Chief Executive Officer		Title: President and Chief Executive Officer

By:		By:
	Name:		Name:
	Title:		Title:

MACQUARIE INFRASTRUCTURE HOLDINGS INC.

By:
Name:
Title:

SCHEDULE I

Priority Protocol

The Company has first priority ahead of all current and future entities managed by the Manager or by members of the Macquarie Group within MIRA in each of the following infrastructure acquisition opportunities that are within the United States:

●	airport fixed base operations,

●	district energy,

●	airport parking, and

●	User Pays Assets, Contracted Assets and Regulated Assets that represent an investment of greater than AUD 40 million, subject to the Existing Qualifications set forth below.

The Company has first priority ahead of all current and future entities managed by the Manager or any Manager Affiliate in all investment opportunities originated by a party other than the Manager or any Manager Affiliate where such party offers the opportunity exclusively to the Company and not to any other entity under the management of the Manager or any Manager Affiliate within MIRA.

Sch. I-1